Exhibit 10.9

ARTIVA BIOTHERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

THOMAS J. FARRELL

This Executive Employment Agreement (this “Agreement”), is made and entered into effective as of March 1, 2019 (the “Effective Date”), by and between Thomas J. Farrell (“Executive”) and Artiva Biotherapeutics, Inc., a Delaware corporation (the “Company”).

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s President and Chief Executive Officer (“CEO”), initially reporting to the Company’s Board of Directors (the “Board”) with all authority corresponding responsibility of a President and Chief Executive Officer of a corporation under the laws of Delaware, subject to the overall authority of the Board and the Company’s certificate of incorporation and bylaws, regulations and other governing documents (collectively, the “Bylaws”). During the term of Executive’s employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for as permitted in Section 7.1 below and except for approved paid time off periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Executive’s anticipated start date will be March 1, 2019 (the “Start Date”).

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of President and Chief Executive Officer and such other duties as are assigned to Executive by the Board. Executive’s initial office location shall be his home office in Houston, Texas; provided that, as a condition of employment, Executive must relocate his permanent residence to California upon request of the Board in 2019 and work from the Company’s office in California, as determined by the Board. Subject to the terms of this Agreement, the Company reserves the right to (i) require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel, and (ii) modify Executive’s duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3 Service on the Board. Executive shall be appointed to the Board and Executive agrees to continue to serve as a director of the Company, if requested by the Board, for so long as he remains recruited in the position of President and CEO of the Company, subject to election by the stockholders of the Company and in accordance with the Bylaws of the Company. If Executive ceases to serve as President and CEO of the Company for any reason, then Executive will resign from his position as a member of the Board, if and as determined by the Board.

2. Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive an initial base salary at the rate of $425,000 per year; provided that, if Executive relocates his permanent residence to California during 2019 and remains recruited by the Company, Executive’s salary will be increased to the rate of $480,000 per year, effective as of the date of relocation pursuant to Section 1.2. Additionally, the base salary will be automatically increased by $50,000 per year effective on each of January 1, 2020 and January 1, 2021. The base salary will be paid, less standard payroll deductions and withholdings, in accordance with the Company’s regular payroll schedule.

2.2 Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) of up to thirty-percent (30%) of Executive’s base salary in effect during the bonus year, based on the achievement of individual and corporate performance targets and metrics to be determined and approved by the Board. The Annual Bonus, if earned, will be paid on an annual basis, less standard payroll deductions and withholdings, after the close of the fiscal year and after determination by the Board of the level of achievement of the applicable performance targets and metrics and the level of the bonus amount. No Annual Bonus amount is guaranteed and, in addition to the other conditions for earning such Annual Bonus, Executive must remain the President and Chief Executive Officer of the Company (or, upon mutual agreement of the Board and Executive, employed in another position at the Company) on the scheduled Annual Bonus payment date in order to be eligible to earn any Annual Bonus.

2.3 Retention Benefit Advance. If Executive relocates his permanent residence to California during 2019 and remains employed by the Company through the date of such relocation (the “Relocation Date”), the Company will advance Executive a one-time cash payment in an amount such that after deduction of all applicable withholding taxes, calculated at the then applicable supplemental income withholding rates, Executive will receive a net after-tax payment in the amount of $75,000 (the “Retention Benefit”). If advanced, the Retention Benefit will be paid to Executive during calendar year 2019, as soon as reasonably practicable following the Relocation Date. Although the Retention Benefit is advanced during the 2019 calendar year, it is expressly conditioned on Executive not terminating employment prior to the first (1st) anniversary of the Relocation Date under any circumstances other than a termination without Cause or Good Reason resignation (as provided for in 8.2) (“Qualifying Termination”), and such advanced Retention Benefit shall not be deemed earned by Executive until such service condition has been met. If Executive’s employment is terminated at any time prior to the first (1st) anniversary of the Relocation Date for any reason other than a Qualifying Termination (such termination, a “Disqualifying Termination”), then, Executive shall at the time of such Disqualifying Termination promptly repay the total gross amount of the Retention Benefit to the Company. In the event Executive does not earn and fails to promptly repay the Retention Bonus in connection with a Disqualifying Termination, then the Company shall be further entitled to recover from Executive its costs and expenses incurred in enforcing Executive’s repayment obligation, including reasonable attorneys’ fees and costs. The Company shall have the right to set off any such required Retention Bonus repayment amount against any other amount owed to Executive pursuant to this Agreement, including any unpaid payments of compensation.

3. Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its employees from time to time, which will include health insurance coverage. Executive will accrue paid time off as work is performed at the rate of eighteen (18) hours per months (27 paid time off days annualized), subject to a maximum accrual cap of 320 hours (40 paid time off days). Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion.

4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Equity Awards. As an inducement material to Executive entering into employment with the Company, the Company will grant Executive a number of shares of the Company’s common stock (“Founders Shares”), at a purchase price equal to the fair market value on the date of grant, representing five percent (5%) of the Company on a fully diluted basis on the date of grant. In addition to the Founders Shares, at the closing of the Company’s Series A Preferred Stock financing round, the Company will grant Executive an option to purchase additional shares of the Company’s common stock (or alternatively will grant restricted shares of the Company’s common stock to Executive) to enable Executive to maintain his five percent (5%) equity interest in the Company (together, the “Options”). The Options will be granted under an Equity Incentive Plan to be adopted by the Company (the “Plan”) and will have an exercise price (or purchase price in the case of restricted shares) per share equal to the fair market value (as defined in the Plan) of the Company’s common stock on the respective dates of grant, and will vest with respect to one-fourth (1/4th) of the shares subject to the Options upon the one (1) year anniversary of the grant date and the remainder of the shares subject to the Options will vest in equal monthly increments over the three year period following such one (1) year anniversary of the respective grant dates, subject to Executive’s continuous service with the Company. The Option will automatically accelerate vesting in the event of a “Change in Control” (as such term is defined in the Plan), subject to Executive’s continued services with the Company through the date of such Change in Control. Executive will be eligible to participate in and receive additional stock option or equity award grants under the Company’s equity incentive plans from time to time in the discretion of the Board, and in accordance with the terms and conditions of the Plan.

6. Confidential Information Obligations.

6.1 Confidential Information Agreement. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement (the “Confidential Information and Invention Agreement”). The Confidential Information and Invention Agreement shall be deemed fully incorporated into this Agreement by reference.

6.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7. Outside Activities and Non-Competition During Employment.

7.1 Outside Activities. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its full and sole discretion, that such activities interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates.

7.2 Non-Competition During Employment. During Executive’s employment with the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Confidential Information and Invention Agreement.

8. Termination of Employment; Severance.

8.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

8.2 Termination Without Cause or Resignation for Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 9 below, and remains in compliance with the terms of this Agreement and the Confidential Information and Invention Agreement, the Company shall provide Executive with the following benefits:

(i) The Company will provide the Executive with severance pay in the form of continuation of Executive’s final monthly base salary for a period of three (3) months following termination (the “Severance Period”); provided, however that the Severance Period shall instead be a period of twelve (12) months following termination if the qualifying termination occurs after the closing of the Company’s Series A Preferred Stock Financing), subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 10 below, the Severance Payments shall be made in equal installments during the Severance Period on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Executive’s final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to Executive’s right to resign for Good Reason.

(ii) If Executive timely elects continued coverage under COBRA, the Company will pay the COBRA premiums for Executive and Executive’s eligible dependents during the applicable Severance Period until the earlier of either: (i) the expiration of the Severance Period or, (ii) the date on which the Executive is no longer eligible for COBRA coverage (such period, the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period. For purposes of this Agreement, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are Employee’s sole responsibility

8.3 Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Payments listed in Sections 8.2 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or disability.

9. Conditions to Receipt of Severance Payments. To be eligible for the Severance Payments pursuant to Sections 8.2 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Payments will be paid hereunder prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Employee to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

11. Definitions.

11.1 Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Board or lawful and reasonable policies and regulations of the Company or its affiliates; (iii) Executive’s willful and continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Executive; (v) conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (vi) Executive’s material breach of this Agreement, the Confidential Information and Invention Agreement, or any applicable written Company policies. An event described in Section 11.1(ii) through Section 11.1(vi) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within thirty (30) calendar days from such written notice; provided, however, that such thirty (30)-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

11.2 Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s duties (including responsibilities and/or authorities) without any Cause, provided, however, that a change in job position (including a change in title) or reporting line shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (ii) a material reduction in Employee’s base salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives. In order for Executive to resign for Good Reason, each of the following requirements must be met: (a) Executive must provide written notice to the Board within thirty (30) calendar days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (b) Executive must allow the Company at least thirty (30) calendar days from receipt of such written notice to cure such event, (c) such event is not reasonably cured by the Company within such thirty (30) calendar day period (the “Cure Period”), and (d) Executive must resign from all positions Executive then holds with the Company not later than thirty (30) calendar days after the expiration of the Cure Period.

12. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or

its successors before a single arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Executive upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

13. General Provisions.

13.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

13.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4 Complete Agreement. This Agreement, together with the Confidential Information and Invention Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

13.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

13.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

13.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California, without regard to principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to become effective as of the Effective Date written above.

ARTIVA BIOTHERAPEUTICS, INC.

By:	/s/ Min Su Son

Name:	Min Su Son
Title:	March 1, 2019

Date:	March 1, 2019

EXECUTIVE

Signature:	/s/ Thomas J. Farrell
Thomas J. Farrell

Date:	March 1, 2019

First Amendment to Executive Employment Agreement

This First Amendment to Executive Employment Agreement (this “Amendment”), effective as of June 17, 2020, amends certain provisions of that certain Executive Employment Agreement, dated March 1, 2019 (the “Original Agreement”), by and between ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Artiva”), and Thomas J. Farrell (“Executive”).

WHEREAS, Artiva and Executive previously entered into the Original Agreement and believe it to be in their respective best interests to amend the provisions of the Original Agreement as set forth below.

NOW THEREFORE, for consideration duly given, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows

1.	Except as expressly amended hereby, the Original Agreement shall continue in full force and effect in accordance with its terms.

2.	Section 2.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.1 Base Salary. For services to be rendered hereunder, Executive shall receive an initial base salary at the rate of $425,000 per year; provided that, if Executive relocates his permanent residence to California during 2019 and remains recruited by the Company, Executive’s salary will be increased to the rate of $480,000 per year, effective as of the date of relocation pursuant to Section 1.2. Additionally, the base salary will be automatically increased by $50,000, to $530,000 per year, effective January 1, 2021. The base salary will be paid, less standard payroll deductions and withholdings, in accordance with the Company’s regular payroll schedule.”

3.	Section 2.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.2 Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) of up to forty-percent (40%) of Executive’s base salary in effect during the bonus year, commencing with the fiscal year ending December 31, 2020 (with the Annual Bonus being thirty-percent (30%) for the fiscal year ended December 31, 2019), based on the achievement of individual and corporate performance targets and metrics to be determined and approved by the Board. The Annual Bonus, if earned, will be paid on an annual basis, less standard payroll deductions and withholdings, after the close of the fiscal year and after determination by the Board of the level of achievement of the applicable performance targets and metrics and the level of the bonus amount. No Annual Bonus amount is guaranteed and, in addition to the other conditions for earning such Annual Bonus, Executive must remain the President and Chief Executive

Officer of the Company (or, upon mutual agreement of the Board and Executive, employed in another position at the Company) on the scheduled Annual Bonus payment date in order to be eligible to earn any Annual Bonus.”

4.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document. The parties agree that signatures transmitted by electronic means (e.g. facsimile or a scanned version of the executed agreement in PDF format attached to an e-mail) shall bind the parties. This Amendment is otherwise governed by the terms and conditions of the Original Agreement, except as amended hereby.

IN WITNESS WHEREOF, each of the undersigned parties have had this Amendment executed by its duly authorized representatives.

ARTIVA BIOTHERAPEUTICS, INC.	EXECUTIVE

By: /s/ Anne Frese	Signature: /s/ Thomas J. Farrell
Thomas J. Farrell
Printed Name: Anne Frese
Title: Vice President, Human Resources	Date: June 17, 2020

Date: June 17, 2020

Second Amendment to Executive Employment Agreement

This Second Amendment to Executive Employment Agreement (the “Amendment”), effective as of December 18, 2020, amends certain provisions of that certain Executive Employment Agreement dated March 1, 2019 (the “Original Agreement”) by and between Artiva Biotherapeutics, Inc., a Delaware corporation (“Artiva”), and Thomas J. Farrell (“Executive”), as subsequently amended by that certain First Amendment to Executive Employment Agreement by and between Artiva and Executive dated June 17, 2020 (together with the Original Agreement, the “Agreement”, and collectively with this Second Amendment, the “Amended Agreement”).

WHEREAS, Artiva and Executive previously entered into the Agreement and believe it to be in their respective best interests to further amend the provisions of the Agreement as set forth below.

NOW THEREFORE, for consideration duly given, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the terms set forth below.

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2. Entire Agreement. This Amendment shall be taken together with the Agreement (and all exhibits thereto) and construed as one agreement; provided, however, that the terms set forth herein shall supersede and replace any conflicting or inconsistent provisions in the Agreement. Except as provided in the foregoing sentence, the Agreement shall continue in full force and effect in accordance with its terms.

3. Resignation; Continuing Board Service. Executive shall resign as President & Chief Executive Officer (“CEO”) effective as of January 1, 2021, but will continue to serve as a member of the Company’s Board of Directors (the “Board”), subject to election by the stockholders of the Company and in accordance with the Bylaws of the Company. If requested to do so by the Board (and as a condition of receiving any severance benefits), Executive will resign from the Board upon termination of his employment with the Company.

4. New Title/Role. Beginning January 1, 2021 (the “Transition Date”), Executive shall transition to the role of “Founder & Chief Strategy Officer” and perform all duties customarily associated with that role and reasonably assigned to Executive by the Company from time to time. Executive will report to the CEO in this role.

5. Compensation.

a. Base Salary. Effective as of the Transition Date, Executive shall be paid for his services at the rate of $470,000 per year, less standard payroll deductions and withholdings, in accordance with the Company’s regular payroll schedule.

b. Annual Bonus. Beginning in calendar year 2021, Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) of up to forty percent (40%) of Executive’s base salary in effect during the bonus year, as set forth in the Agreement.

6. Termination of Employment; Severance.

a. At-Will Status. Executive’s employment shall remain at will; however, the Company requests that Executive provide at least two (2) weeks advance notice of resignation to allow for an orderly transition. The Company may elect to make the resignation effective earlier if Executive’s transition assistance is not needed.

b. Baseline Severance Benefits. If Executive’s employment ends for any reason other than for Cause (including as the result of Executive’s resignation with or without Good Reason, termination without Cause, and death or disability) Executive shall be eligible to receive the following severance benefits (the “Baseline Severance Benefits”):

i. The Company shall provide Executive with the severance benefits described in Sections 8.2(i) and 8.2(ii) of the Original Agreement; provided, however, that the Severance Period shall set at eighteen (18) months, calculated and paid using Executive’s base salary in effect at the time of separation and shall be payable in a lump sum payment on the first regularly scheduled payroll date after the Release Effective Date.

ii. If not already paid, Executive also shall be entitled to receive a pro-rated Annual Bonus for the year in which his employment terminates, with the pro-ration calculated based on the number of calendar days Executive remained employed during the year (the “Severance Bonus”). The amount of the Severance Bonus shall be determined by the Board in its sole discretion based on the Company’s achievement of applicable corporate performance targets and metrics for the fiscal year in which the Executive’s employment terminates. The Severance Bonus shall be paid in a lump sum, less applicable payroll withholdings and deductions, on the later of (x) the same schedule as Annual Bonuses are paid to the Company’s other executives and (y) on the first regularly scheduled payroll date after the Release Effective Date.

c. Enhanced Severance Benefits. If (1) Executive’s employment ends because of Executive’s resignation (with or without Good Reason) or as a result of a termination by the Company without Cause after the earlier of (i) the closing of the Company’s initial public offering or (ii) June 30, 2021, and (2) such resignation or termination constitutes a Separation from Service, then Executive shall be eligible to receive the following enhanced severance package:

i. vesting of all of Executive’s 545,000 outstanding unvested Options, granted on June 26, 2020 following the first tranche closing of the Company’s Series A preferred stock financing (the “First Tranche Options”), shall accelerate in full and be one hundred percent (100%) vested and exercisable as of the Separation Date; and

ii. the exercise period applicable to 375,000 of the First Tranche Options ( the “375,000 Options“) shall be extended so that Executive has eighteen (18) months after the Separation Date to exercise the 375,000 Options (including, for avoidance of doubt, any portion of such 375,000 Options that became vested as a result of the foregoing accelerated vesting benefit) (the “Extended Exercise Period”), subject to the terms of the Plan. This Extended Exercise Period benefit may convert the 375,000 Options that were previously incentive stock options into non-statutory stock options. Executive should consult with an independent tax advisor for additional guidance. Except for the foregoing accelerated vesting and Extended Exercise Period benefits, all existing terms and conditions applicable to the First Tranche Options shall remain in full force and effect (including the ability to early exercise 85,000 of the First Tranche Options as approved by the Board on or about the date hereof).

d. For avoidance of doubt, Executive must satisfy the Release Requirement set forth in Section 9 of the Agreement and remain in compliance with the terms of the Amended Agreement and Executive’s Confidential Information and Invention Agreement to receive any severance benefits. Except as expressly modified in this Amendment, the severance benefits shall be provided in accordance with all terms and conditions set forth in the Agreement.

e. The second tranche stock option grant of 400,000 shares approved by the Board on June 26, 2020 for grant to Executive upon the closing of the Company’s second tranche of its Series A financing is cancelled and will not be granted to Executive upon the second tranche closing. In the event that the Board elects to grant Executive additional stock options, Executive understands and agrees that such stock options shall not be subject to the Enhanced Severance Benefits set forth herein.

7. Better After Tax Provision. If any payment or benefit that Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause) will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.

If Section 280G of the Code is not applicable by law to Executive, the Company will determine whether any similar law in Executive’s jurisdiction applies and should be taken into account.

The independent professional firm engaged by the Company for general tax audit purposes will make all determinations required to be made under this Section. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

If Executive receives a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, Executive will promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section, Executive will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

8. Execution. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document. The parties agree that signatures transmitted by electronic means (e.g. facsimile or a scanned version of the executed agreement in PDF format attached to an e-mail) shall bind the parties.

IN WITNESS WHEREOF, each of the undersigned parties have had this Second Amendment executed by its duly authorized representatives.

ARTIVA BIOTHERAPEUTICS, INC.	EXECUTIVE

By: /s/ Brian Daniels	Signature: /s/ Thomas J. Farrell
Thomas J. Farrell

Printed Name: /s/ Brian Daniels
Title: Chairman of the Board	Date: December 19, 2020
Date: December 18, 2020